UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 8, 2014

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	000-53945 (Commission File Number)	26-2875286 (IRS Employer Identification No.)
2901 Butterfield Road Oak Brook, Illinois 60523 (Address of Principal Executive Offices)
(630) 218-8000 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item    5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2014, the board of directors of Inland Diversified Real Estate Trust, Inc. (referred to herein as “us,” “we,” “our” or the “Company”) promoted Jeremy Zednick to the position of chief accounting officer and vice president of the Company. Steven T. Hippel resigned as chief accounting officer contemporaneously with the appointment of Mr. Zednick. Mr. Hippel retains his position as chief financial officer of the Company.
Mr. Zednick, 41, joined Inland Diversified Business Manager & Advisor, Inc., the Company’s business manager, in October 2010 as controller - accounting and financial reporting. Prior to this, he served as vice president - corporate accounting at Prime Group Realty Trust from April 2009 to May 2010 where he oversaw the accounting and financial reporting departments. Prior to joining Prime Group Realty Trust, Mr. Zednick served as corporate controller of ORIX Real Estate Capital, Inc., a wholly owned subsidiary of ORIX USA Corporation, from December 2004 to October 2008. Mr. Zednick led ORIX’s corporate accounting, treasury and reporting efforts. Prior to ORIX, Mr. Zednick also held various positions at Equity Office, Brookdale and Ernst & Young. Mr. Zednick received his bachelor degree in business administration - accounting from University of Miami in Coral Gables, Florida.  Mr. Zednick is a certified public accountant and a member of the American Institute of Certified Public Accountants.
The appointment of Mr. Zednick to the position of chief accounting officer of the Company was not made pursuant to any arrangement or understanding with any other person.  We do not separately compensate our executive officers for their service as officers, nor do we reimburse either our business manager or our real estate managers for any compensation paid to individuals who serve as our executive officers or as executive officers of our business manager, our real estate managers or their affiliates. Mr. Zednick does not have any direct or indirect material interests in any transaction with us or in any currently proposed transaction to which we are a participant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Date:	January 10, 2014	By:	/s/ Steven T. Hippel
		Name:	Steven T. Hippel
		Title:	Chief Financial Officer